Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock ETF Trust II of our report dated September 21, 2021, relating to the financial statements and financial highlights, which appears in BlackRock High Yield Muni Income Bond ETF and BlackRock Intermediate Muni Income Bond ETF’s Annual Report on Form N-CSR for the year ended July 31, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 19, 2021